Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, February 1, 2011, 3:05 pm Central Time	Contact:	Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FOURTH QUARTER RESULTS
-	Net revenue increases 15% to record $20.9 million
-	Operating income increases 54% to $3.4 million
-	Earnings per share increases 30%, not including tax benefit
-	Guidance for 2011 established at 15% revenue growth and 45% EPS growth over 2010, not including tax and litigation benefits

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter and year ended December 31, 2010.  Net revenue for the fourth quarter was $20.9 million, an increase of 15% from the fourth quarter of 2009, and a sequential increase of 5% from the third quarter of 2010.  For the year ended December 31, 2010, net revenue increased by 15% to a record $78.4 million, representing the seventh consecutive year of greater than 10% revenue growth for Vascular Solutions.

Operating income for the fourth quarter was $3.4 million, a 54% increase over the fourth quarter of 2009.  Net income of $15.0 million ($0.87 per diluted share) in the fourth quarter included $12.9 million ($0.75 per diluted share) of income tax benefit primarily resulting from the recognition of net operating loss carryforwards as a deferred tax asset. Not including the income tax benefit, earnings per share increased 30% to $0.12 per diluted share in the fourth quarter of 2010 from the fourth quarter of 2009.  Both net revenue and net income for the fourth quarter were within guidance previously provided by the company.

Gross margin across all product lines was 65.8% in the fourth quarter of 2010, up from 64.9% in the fourth quarter of 2009 as the result of a continued shift in selling mix to higher margin products.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root stated:  “The fourth quarter completed another very successful year for Vascular Solutions.  The clinical and financial success of our internal product development system was evident in our GuideLiner® catheter, which surpassed all our expectations in 2010.  The benefit of our overall business plan was evident in our ability to continue to post double-digit percentage sales growth while several of our products reached the mature stage.  And the benefit of our strong financial position was evident in the three accretive cash acquisitions that we completed over the last 12 months.  With a full pipeline of internally-generated new products in development and additional acquisition and product distribution candidates in evaluation, we are very optimistic about our ability to continue with our consistent sales growth and success in 2011 and beyond.”

Fourth Quarter Net Revenue by Product Line

Net sales of catheter products were $12.0 million in the fourth quarter, an increase of 41% over the fourth quarter of 2009.  “Sales of our GuideLiner catheter increased 43% sequentially from the third quarter, and the physician response to the GuideLiner continues to be outstanding.  Based on the responses we’ve received and the expanded market potential we observe, we project sales of the GuideLiner will approximately double in 2011 from 2010.  Sales of our Pronto® catheters increased 15% in the fourth quarter from the fourth quarter of 2009.  With the new V4 version of the Pronto catheters FDA-cleared in December and initial clinical evaluations successfully completed in January, we expect sales of the Pronto line to continue to increase by greater than 10% in 2011.  Adding to this organic sales growth in our catheter products, in the fourth quarter we benefited from $752,000 in sales of the SmartNeedle® products that we acquired in April 2010.  Acquisitions will continue to benefit our catheter product sales in 2011 with the addition of our recently-acquired Guardian® valve and Elite™ snare products,”   Mr. Root stated.

Net sales of hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) were $5.9 million in the fourth quarter, a decrease of 1% from the fourth quarter of 2009. “Our market leading position with the D-Stat Dry in the patch market, a market that is not experiencing significant growth, puts us in a mature position this category.  However, with a new anti-microbial version of the D-Stat Dry expected to launch in the first half of 2011 and the new Hunter™ biopsy product already launched in Europe and expected to launch in the U.S. in the middle of 2011, we believe we have the ability to provide single-digit percentage growth in the hemostat product category in 2011,” commented Mr. Root.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $2.8 million in the fourth quarter, a decrease of 14% from the fourth quarter of 2009. “The varicose vein market is unsettled, with several of our laser competitors engaged in severe price competition while they deal with an unfavorable jury verdict they received in their patent litigation in the fourth quarter, an issue that we settled back in 2008.  With our Vari-Lase business now free of litigation, we intend to work to maintain our position in the market and expand as our laser competitors adjust to the legal verdict,” commented Mr. Root.

Financial Guidance

The Company projects net revenue to increase by approximately 15% to between $89 million and $91 million in 2011.  Net income is projected to be between $0.50 and $0.54 per fully diluted share, an increase of 45% from a corresponding $0.37 per share in 2010 (not including $12.9 million ($0.76 per share) income tax benefit in the fourth quarter of 2010 and $3.5 million ($0.13 per share) litigation gain in the first quarter of 2010).  Included in the net income projection for 2011 are $2.2 million in non-cash stock-based compensation and $0.8 million in amortization of intangibles, with an assumed 38% income tax rate.

For the first quarter of 2011, the Company projects net revenue to increase by 16% over the first quarter of 2010 to between $20.9 million and $21.3 million.  Net income is projected to be between $0.08 and $0.10 per fully diluted share, compared to $0.08 per share in the first quarter of 2010 (not including $3.5 million ($0.13 per share) litigation gain in the first quarter of 2010).  Included in the net income projection for the first quarter of 2011 are $0.6 million in non-cash stock-based compensation and $0.2 million in amortization of intangibles, with an assumed 38% income tax rate.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com.  An audio replay of the call will be available until Tuesday, February 8, 2011 by dialing 1-888-203-1112 and entering conference ID# 3374312.  A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Tuesday, February 8, 2011.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(note)

Revenue:
Product revenue	$20,664	$17,712	$77,419	$66,726
License and collaboration revenue	213	510	1,024	1,701
Total revenue	20,877	18,222	78,443	68,427

Product costs and operating expenses:
Cost of goods sold	7,076	6,219	26,465	22,917
Collaboration expenses	-	295	175	850
Research and development	2,330	2,140	9,524	7,847
Clinical and regulatory	990	794	3,551	2,886
Sales and marketing	5,747	5,366	23,188	21,206
General and administrative	1,145	1,180	5,183	4,555
Litigation	-	-	(3,529)	-
Amortization	156	-	304	-
Operating income	3,433	2,228	13,582	8,166

Interest expense	(5)	(9)	(20)	(38)
Interest income	8	5	38	48
Foreign exchange loss	(25)	(8)	(42)	(10)
Income before tax	3,411	2,216	13,558	8,166

Income tax expense	11,561	(593)	7,819	(2,788)
Net income	$14,972	$1,623	$21,377	$5,378

Net income per share - basic	$0.90	$0.10	$1.30	$0.34
Weighted average shares used in calculating - basic	16,566	16,217	16,478	16,047
Net income per share - diluted	$0.87	$0.10	$1.26	$0.33
Weighted average shares used in calculating - diluted	17,138	16,680	17,008	16,475

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$17,360	$17,794
Accounts receivable, net	11,055	9,143
Inventories	12,601	8,977
Prepaid expenses	1,760	1,520
Current portion of deferred tax assets	6,000	4,500
Total current assets	48,776	41,934
Property and equipment, net	5,320	3,793
Goodwill	5,825	193
Intangible assets, net	6,146	-
Deferred tax assets, net of current portion and liabilities	12,390	5,835
Total assets	$78,457	$51,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$9,849	$6,789

Long-term deferred revenue and contingent consideration, net of current portion	4,505	4,567

Shareholders’ equity:
Total shareholders’ equity	64,103	40,399
Total liabilities and shareholders’ equity	$78,457	$51,755

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(note)
Net income	$14,972	$1,623	$21,377	$5,378
Expenses:
Amortization of intangibles(1)	156	-	304	-
Litigation (gain)(2)	-	-	(3,529)	-
Non-cash stock-based compensation	497	360	2,074	1,659
Income tax (benefit)(3)	(12,857)	-	(12,857)	-
Income tax expense(3)	1,296	593	5,038	2,788

Note: Derived from the audited financial statements at that date.

(1)
On April 30, 2010 the Company acquired the assets related to the SmartNeedle and pdAccess products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc.  As part of these asset purchases, the Company allocated $6.45 million to purchased technology and other intangibles that is being amortized over a period of 9 – 10 years.

(2)	On January 22, 2010 the Company received $3.529 million as payment of the monetary judgment in a product defamation lawsuit brought by Vascular Solutions against Marine Polymer Technologies, Inc.

(3)
Through the third quarter of 2008, the Company maintained a full valuation on its deferred tax assets.  As of December 31, 2008, the Company determined that it is more likely than not that the Company would be able to realize a portion of the deferred tax assets in the future, and as a result recorded a $13.2 million income tax benefit for the year ended December 31, 2008.  Thereafter, the Company began to record recurring income tax expense at estimated rates in each reporting period.  As of December 31, 2010, the Company determined that it is more likely than not that the Company would be able to realize substantially all of its remaining deferred tax assets in the future, and as a result recorded a $12.9 million income tax benefit for the year ended December 31, 2010. The Company continues to assess the potential realization of its deferred tax assets on an annual basis, or an interim basis if circumstances warrant.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.
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